Exhibit 10.13


 Poly Circuits                           215 Park St. Bensenville, IL 60106
                                         Phone: 630-860-3560
 ----------------------------------------------------------------------------

 Date: May 27, 1999                      Fax Number: 214-503-8607

 To: Mr. Ron Allen                       Company:Performance Interconnect
 From: Joseph A. Turek


 Subject: Sale of Frisco building to Brinkman

 Dear Ron,

 I have  discussed your proposal  with the  M-Wave  Directors  and they  have
 given their approval to move forward.   I have outlined your proposal as  we
 understand it.  If there is an error please get back to me ASAP.

 1. The current Note of $293,025 which is to be paid out monthly beginning May 1, 1999 at a rate of $50K per month as per the original agreement.

 2. The Royalty agreement would convert to a monthly payment $25K per month until the balance of $5OOK is paid.

 3. We would roll the inventory note of $773,479 and 50%. of the sales commission into a 30 month note with interest on this note at Prime plus 1%.

 4. We would credit you $15K for your investment in documents to purchase the property. M-Wave would gain ownership of those documents which will be delivered to M-Wave upon the acceptance of this agreement.

 5. PC Dynamics of Texas would immediately give notice that they would not be purchasing the Frisco, TX facility and allow M-Wave to sell the building to a third party, provided all the provision of the lease and current agreements with M-Wave are met.

 If you are in agreement with the above, please put this in a legal form  for
 me to sign  off on.   Or if you  wish, I can  have Sonnenschein  draft up  a
 letter.


 /s/

 Best Regards
 Joseph A. Turek